Exhibit 99.2

METHODE ELECTRONICS AWARDED INTEGRATED CENTER STACK
PROGRAM FROM GENERAL MOTORS

Chicago — November 9, 2010 — Methode Electronics, Inc. (NYSE: MEI), a global developer of custom engineered and application specific products and solutions, has been awarded a next generation integrated center stack program for multiple General Motors vehicle platforms. The center stacks will be featured on certain vehicles starting in model year 2013, and are expected to have a five-year program life. Center stack production will begin during Methode’s fiscal year 2013 and is expected to represent over $100 million in revenue per year starting in fiscal year 2014. Actual revenue will depend on a number of factors, including consumer demand for the General Motors’ vehicles.

Methode’s President and Chief Executive Officer Donald W. Duda said, “This program is a significant win for Methode, and our first integrated center stack award with General Motors. This new business helps confirm that our user-interface strategy of bringing complete solutions to our customers with technology and manufacturing know-how is working.”

About Methode Electronics Inc.

Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in China, the Czech Republic, Germany, India, Malta, Mexico, the Philippines, Singapore, Switzerland, the United Kingdom, and the United States. We design, manufacture and market devices employing electrical, electronic, wireless, radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interconnect, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode’s Web site www.methode.com.

Forward-Looking Statements

This press release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements

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are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode’s expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode’s filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on a small number of large customers, including two large automotive customers; (2) dependence on the automotive, appliance, computer and communications industries; (3) seasonal and cyclical nature of some of our businesses; (4) ability to compete effectively; (5) customary risks related to conducting global operations; (6) ability to keep pace with rapid technological changes; (7) ability to avoid design or manufacturing defects; (8) ability to protect our intellectual property; (9) dependence on the availability and price of raw materials; (10) ability to successfully benefit from acquisitions; (11) currency fluctuations; (12) unfavorable tax laws; (13) the future trading price of our stock; and (14) the risk of owning real property.

For Methode Electronics Inc. - Investor Contacts:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

Kristine Walczak, Dresner Corporate Services, 312-780-7205, kwalczak@dresnerco.com

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